Exhibit 10.14

AMENDMENT NO. 2

This Amendment No. 2 is entered into as of the 26th day of October, 2006, by and among Jeffrey P. Freimark (the “Executive”) and Intelsat Holdings, Ltd. (“Parent”) and Intelsat, Ltd. (the “Company”).

WHEREAS, the Executive entered into an employment agreement with the Parent and the Company, dated as of March 16, 2006 (the “Employment Agreement”); and

WHEREAS, the Employment Agreement was amended by an Amendment and Acknowledgement effective as of July 3, 2006; and

WHEREAS, the parties wish to clarify certain matters in connection with the Executive’s relocation from Arkansas to the Washington, D.C. metropolitan area and the Executive’s purchase of a home in Washington, D.C.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereto do hereby agree to amend the Employment Agreement as follows:

1. Capitalized Terms. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

2. Relocation Expenses. Section 2.4(a) of the Employment Agreement is hereby amended by adding at the end of such subsection a new sentence, as follows:

“The Executive has disclosed to the Company all amounts paid by the Executive’s former employer, or persons or entities acting on behalf of such former employer, for any of such moving expenses. Such amounts paid by or on behalf of such former employer will be deducted from the amounts reimbursed by the Company to the Executive (or from the amounts paid directly to relocation vendors by the Company on the Executive’s behalf).”

3. Sale of Arkansas Home, Purchase of Washington, D.C. Home. Section 2.4 of the Employment Agreement is amended by adding at the end thereof a new subsection (c), as follows:

“(c) The Company agrees to reimburse the Executive for certain costs associated with the closing on (i) the Arkansas Home, including (but not limited to) real estate commissions paid in connection with the sale of such home; and (ii) the Executive’s purchase of a home in Washington, D.C., including (but not limited to) loan origination and discount fees, title insurance, and recording fees and taxes.”

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the District of Columbia without regard to its conflict of laws principles.

5. Successors. This Amendment shall bind and inure to the benefit of the Company and the Parent, their successors and assigns, and the Executive and his or her personal representatives and assigns.

6. Miscellaneous. This Amendment shall not be construed so as to grant the Executive any right to remain in the employ of Parent, the Company or any Subsidiary.

This Amendment may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Executive has hereunto set his hand, all as of the day and year first set forth above.

INTELSAT HOLDINGS, LTD.

/s/ Phillip L. Spector	/s/ Jeffrey P. Freimark
Phillip L. Spector	Jeffrey P. Freimark
Executive Vice President & General Counsel

INTELSAT, LTD.

/s/ Phillip L. Spector
Phillip L. Spector
Executive Vice President & General Counsel